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Exhibit 4.3

EMPLOYEE NONQUALIFIED STOCK OPTION AGREEMENT

    THIS AGREEMENT, dated as of      (the "Agreement"), between Power One, Inc., a Delaware corporation ("Power-One"), and      ("You").

R E C I T A L

    WHEREAS, pursuant to the Power-One 2001 Stock Option Plan (the "Plan"), Power-One has granted to You effective as of      (the "Award Date"), a nonqualified stock option to purchase all or any part of      Shares upon the terms and conditions set forth in this Agreement and in the Plan.

    NOW, THEREFORE, in consideration of the mutual promises and covenants made in this Agreement and the mutual benefits to be derived herefrom, the parties agree as follows:

    1.  Defined Terms.  Capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meaning assigned to such terms in the Plan.

    2.  Grant of Option.  This Agreement evidences the Company's grant to You of the right and option to purchase, on the terms and conditions set forth in this Agreement and in the Plan, all or any part of      Shares at the price of $       per Share (the "Option"). These Shares may be exercised from time to time (once the Shares become exercisable per paragraph 3. below) prior to the close of business on the earlier of either of the following events (the "Option Expiration Date"):

      A.  the date which is six months plus one day after the date (the "Trigger Date") that the average trading price of Power-One's Common Stock over any consecutive twenty day trading period equals $      , or

      B.  the day before the tenth anniversary of the date of this Agreement.

    You understand that the Option Expiration Date which may be established by paragraph 2. A. above is a variable date which may occur (if it occurs at all) only if a Trigger Date has been established. The applicable Option Expiration Date controls as the governing final date for expiration of your rights under this Agreement, notwithstanding any other provision of this Agreement which may deal with time periods or extensions of rights following termination of employment or otherwise.

    3.  Exercisability of Option.  Except as earlier permitted by or pursuant to Section 12 of the Plan or by resolution of the Committee adopted after the date hereof, no Shares may be purchased by exercise of the Option until Shares granted under this Agreement have become exercisable. This Option shall become exercisable in full at the earlier of the following events (the "Full Vesting Date"):

      A.  on the Trigger Date, or

      B.  the third anniversary of the Award Date.

    4.  Notice of Trigger Date  The Company will advise You (via email, written notice, or other appropriate means) as soon as practicable in the event the Trigger Date is established pursuant to paragraph 2. above. Any delay in delivery or of your receipt of such notice, for whatever reason, will not extend or alter the Option Expiration Date of this Option. You acknowledge that You are obligated to ensure that all contact information for You held by Power-One is kept accurate and current.

Contingent Vesting/Exercise Agreement

    5.  Continuing Right to Purchase Cumulatively.  If You do not purchase all or any part of the Shares to which You are entitled on the Full Vesting Date, You have the right cumulatively thereafter to purchase any Shares not so purchased and such right shall continue until the Option Expiration Date. The Option shall only be exercisable in respect of whole Shares, and fractional Share interests shall be disregarded. At least 100 Shares must be purchased at one time unless the number purchased is the total number at the time available for purchase under the Option.

    6.  Method of Exercise of Option.  You acknowledge that You have already entered into, or will promptly execute and consummate, an Account Activation Form for activation of an "OptionsLink" stock option account via Power-One's arrangements with E*TRADE Securities, Inc. (or such other or substitute employee stock option plan administrative service as Power-One may elect to engage) (such stock option administrative service being the "Plan Agency", and your account with the Plan Agency being your "Stock Option Account"). With the existence of your Stock Option Account, You may exercise the Option by utilizing the procedures established by the Plan Agency for exercise of this Option. Such procedures may include provisions for execution of an electronic or a written notice stating the number of Shares to be purchased pursuant to the Option and accompanied by (i) delivery of such executed Exercise Agreement as implemented by the Plan Agency (the "Exercise Agreement") and (ii) payment made in accordance with and in a form permitted by Section 9 of the Plan for the full purchase price of the Shares to be purchased, subject to such further limitations and rules or procedures as the Administrator may from time to time establish as to any non-cash payment and as to the tax withholding requirements of Section 18 of the Plan. Subject to the provisions of the Plan, the purchase price may be paid in full or in part by Shares already owned by You; provided, however, that any Shares delivered which were initially acquired upon exercise of a stock option must have been owned by You at least six months as of the date of delivery. Shares used to satisfy the exercise price of an Option shall be valued at their Fair Market Value on the date You exercise the Option. In addition, You (or your beneficiary or personal representative) shall furnish any written statements required pursuant to paragraph 11. of this Agreement.

    7.  Consideration to Power-One.  In consideration of the granting of the Option by Power-One, You agree to render faithful and efficient services to Power-One, with such duties and responsibilities as Power-One shall from time to time prescribe. Nothing contained in this Agreement or in any other documents related to the Plan shall confer upon You any right to continue in the employ of Power-One or constitute any contract of employment, or interfere in any way with the right of Power-One to reduce your compensation or other benefits or to terminate your employment, with or without Cause.

    8.  Termination of Employment.  The Option and all other rights hereunder, to the extent not exercised, will terminate and become null and void upon your termination of employment, except that:

      (a) if your employment is terminated for any reason other than death, Disability or for Cause, You have 90 days after the date of termination to exercise the Option to the extent the Option was exercisable on the date of termination;

      (b) if your employment is terminated for Cause, the Option shall lapse and be cancelled immediately upon your termination of employment;

      (c) if your employment is terminated as a result of a Disability, or if You suffer a Disability within 90 days of a termination of employment under subsection (a) above, You or your personal representative may exercise the Option, to the extent the Option was exercisable on the date of your termination of employment, within a period of 180 days from the date of Disability (or, if earlier, termination of employment); and

      (d) if You die while in the employ of Power-One, or within 90 days after a termination described in subsection (a) or (c) of this paragraph 8., then your beneficiary may exercise the Option, to the extent the Option was exercisable on the date of your termination of employment, within a period of 180 days after the date of your death (or, if earlier, your termination of employment).

Notwithstanding any of the alternatives noted above in this paragraph 8., this Option will expire on the Option Expiration Date in the event the Option Expiration Date is earlier than any date set per paragraphs 8. (a), (c), or (d) above. In other words, in no event may the Option be exercised by anyone under this paragraph 8. or otherwise after the Option Expiration Date.

    9.  Termination of Option Under Certain Events.  As permitted by Section 12 of the Plan, the Administrator retains the right to terminate the Option to the extent not previously exercised upon an event or transaction in which Power-One does not survive.

    10.  Non-Transferability of Option.  The Option and any other rights You have under this Agreement or the Plan are nontransferable.

    11.  Privileges of Stock Ownership; Nondistributive Intent.  You shall not be, nor have any of the rights or privileges of, a stockholder of Power-One in respect of the Shares unless and until certificates representing such Shares shall have been issued by Power-One to You. Upon the issuance and transfer of Shares to You pursuant to your purchase of Shares pursuant to paragraph 6. above, unless a registration statement is in effect under the Securities Act of 1933, as amended, ("Securities Act") and applicable state securities laws, relating to such issued and transferred Shares and there is available for delivery a prospectus meeting the requirements of Section 10 of the Securities Act, the Shares may be issued and transferred to You only if You represent and warrant in writing to Power-One as reasonably requested by Power-One. You or any other person then entitled to exercise such Option or portion thereof will indemnify Power-One against and hold it free and harmless from any loss, damage, expense or liability resulting to Power-One if any sale or distribution of the Shares by such person is contrary to the representations and agreement referred to above.

    The Administrator may take whatever additional actions it deems appropriate to insure the observance and performance of such representations and agreement and to effect compliance with the Securities Act and any other federal or state securities laws or regulations. Without limiting the generality of the foregoing, the Administrator may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of Shares acquired upon exercise of the Option does not violate the Securities Act, and may issue stop-transfer orders covering such Shares. No Shares shall be issued and transferred unless and until there shall have been full compliance with any then applicable regulatory requirements (including those of exchanges upon which any Common Stock of Power-One may be listed).

    12.  Assignments.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assignees. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party without the prior written consent of the other.

    13.  Shares to be Reserved.  The Company shall at all times during the term of the Option reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Agreement.

    14.  Notices.  Any notice to be given under the terms of this Agreement shall be in writing and addressed to Power-One at its principal office to the attention of the Secretary, and to You at the address given beneath your signature hereto, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given when enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government.

    15.  Plan.  The Option and all rights You have under this Agreement are subject to, and You agree to be bound by, all of the terms and conditions of the provisions of the Plan, incorporated in this Agreement by this reference, to the extent such provisions are applicable to options granted to Service Providers. In the event of a conflict or inconsistency between the terms and conditions of this Agreement and of the Plan, the terms and conditions of the Plan shall govern. You acknowledge receipt of a copy of the Plan and agree to be bound by the terms thereof. Unless otherwise expressly provided in other paragraphs of this Agreement, provisions of the Plan that confer discretionary authority on the Administrator do not (and shall not be deemed to) create any rights in You unless such rights are expressly set forth in this Agreement or are otherwise in the sole discretion of the Administrator so conferred by appropriate action of the Administrator under the Plan after the date hereof.

    IN WITNESS WHEREOF, Power-One has caused this Agreement to be executed on its behalf by a duly authorized officer and You have hereunto set your hand.

"THE COMPANY"
Power One, Inc.
By:	Title: President/CEO
"YOU"
By:

Address:

CONSENT OF SPOUSE

    In consideration of the execution of the foregoing Nonqualified Stock Option Agreement by Power One, Inc., I,      , the spouse of       , do hereby agree to be bound by all of the terms and provisions thereof and of the Plan.

DATED:	,	2001.

Signature of Spouse
You:

Power-One Division:

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  Exhibit 4.3
EMPLOYEE NONQUALIFIED STOCK OPTION AGREEMENT
R E C I T A L
CONSENT OF SPOUSE